EXHIBIT 11.2

COMPUTATION OF PER SHARE EARNINGS
Three-Month and Twelve-Month
Periods Ended March 31, 1996
                                                                 Fully
Three Months Ended March 31, 1996:              Primary         Diluted
======================================         ==========      ==========
Weighted Average Number of Shares:
 Average Common Shares Outstanding at
  March 31, 1996                               62,064,667      62,064,667
 Dilutive Effect for Nonqualified
  Stock Options at March 31, 1996                 277,295         277,295
                                               ----------      ----------
 Weighted Average Shares at
  March 31, 1996                               62,341,962      62,341,962
                                               ==========      ==========

Net Income to Be Used to Compute
 Earnings Per Average Common Share:
                                                 (Dollars in thousands)
  Net Income                                   $   67,486      $   67,486
  Dividend Requirements on Preferred Shares           119             119
                                               ----------      ----------
  Balance Available for Common Shareholders    $   67,367      $   67,367
                                               ==========      ==========
Earnings Per Average Common Share              $     1.08(a)   $     1.08(a)
                                               ==========      ==========

                                                                 Fully
Twelve Months Ended March 31, 1996:             Primary         Diluted
=======================================        ==========      ==========
Weighted Average Number of Shares:
  Average Common Shares Outstanding at
   March 31, 1996                              62,776,503      62,776,503
  Dilutive Effect for Nonqualified
   Stock Options at March 31, 1996                181,895         255,287
                                               ----------      ----------
  Weighted Average Shares at
   March 31, 1996                              62,958,398      63,031,790
                                               ==========      ==========
Net Income to Be Used to Compute
 Earnings Per Average Common Share:
                                                 (Dollars in thousands)
  Net Income                                   $  182,620      $  182,620
  Dividend Requirements on Preferred Shares         2,416           2,416
                                               ----------      ----------
  Balance Available for Common Shareholders    $  180,204      $  180,204
                                               ==========      ==========
Earnings Per Average Common Share              $     2.86(a)   $     2.86(a)
                                               ==========      ==========

(a) This calculation is submitted in accordance with regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.